THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), is effective as of September 23, 2010 (the “Effective Date”), and amends and restates the Employment Agreement that was originally made and entered into as of October 26, 2000 (the “Original Effective Date”), as amended on September 25, 2003, and September 23, 2004, and first amended and restated on March 1, 2005 and  secondly amended and restated effective December 31, 2008, by and between SMF Energy Corp., a Delaware Corporation, successor in interest to Streicher Mobile Fueling, Inc., a Florida corporation (the “Company”), and Richard E. Gathright (“Employee”).

Recitals

The Company desires to retain the personal services of Employee as President and Chief Executive Officer of the Company, and Employee is willing to continue to make his services available to the Company, on the terms and conditions hereinafter set forth;

Agreement

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1.           Employment.

1.1         Employment and Term.  The Company hereby agrees to employ Employee and Employee hereby agrees to serve the Company, on the terms and conditions set forth herein, for the period commencing on the Original Effective Date and continuing through December 31, 2011, unless sooner terminated in accordance with the terms and conditions hereof (the “Term”).  The Term shall be automatically extended for another twelve (12) month period each year on the anniversary date of the Effective Date unless either the Company or Employee provides written notice of non-renewal prior to the anniversary date, in which event the Term shall end on the day before the next anniversary of the Effective Date.

1.2         Duties of Employee.  Employee shall serve as the President and Chief Executive Officer of the Company, shall have and exercise general responsibility for the business of the Company and shall have powers and authority superior to any other officer or employee of the Company or of any subsidiary of the Company.  Employee shall also have such other powers and duties as may from time to time be delegated to him by the Company’s Board of Directors  (the “Board”), provided that such duties are consistent with his position.  Employee shall report to the Board.  Employee shall devote substantially all his working time and attention to the business and affairs of the Company (excluding any vacation and sick leave to which Employee is entitled), render such services to the best of his ability, and use his best efforts to promote the interests of the Company.  So long as such activities do not interfere with the performance of Employee’s responsibilities as an employee of the Company in accordance with this Agreement, it shall not be a violation of this Agreement for Employee to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements; (iii) manage personal investments; or (iv) participate in such continuing legal education seminars or other activities required for Employee to maintain his license to practice law.

1.3         Place of Performance.  In connection with his employment by the Company, Employee shall be based at the Company’s offices in Fort Lauderdale, Florida or another mutually agreed location, except for travel necessary in connection with the Company’s business.

1.4         Directorship.  It is the intention of the Company’s Board of Directors that Employee continue to serve as a Director of the Company and that he continue to serve as Chairman of the Board of Directors.  The Company agrees to take such actions as are necessary to cause Employee to serve in such capacities for the duration of the Term.  A failure by the Company to take all such necessary actions shall be deemed to be a material breach of this Agreement.  In addition, any removal of, failure to nominate or failure to elect Employee as both a Director and as Chairman of the Board shall be deemed to be a material diminution of his authority, duties and responsibilities hereunder.

2.           Compensation.

2.1         Base Salary.  Effective July 1, 2010, Employee shall receive a minimum base salary at the annual rate of Three Hundred Seventy Three Thousand Dollars ($373,000) (the “Base Salary”) during the Term, payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes.

2.2         Incentive Compensation.  Employee shall be entitled to receive such bonus payments or incentive compensation as may be determined at any time or from time to time by the Board in its discretion.   In addition, during the Term, Employee shall be entitled to participate in an annual management incentive bonus pool (“Bonus Pool”) equal to ten percent (10%) of the Company’s Pre-tax Earnings.  For purposes of this Section, the term “Pre-tax Earnings” means the Company’s earnings before income taxes, as determined in accordance with generally accepted accounting principles, consistently applied with the Company's past practices, and as reflected in the Company's audited financial statements for the relevant fiscal year.  If the Company does not achieve positive Pre-tax Earnings for any fiscal year, no Bonus Pool shall be established for such fiscal year.  The Bonus Pool shall be allocated among Employee and such other officers of the Company as are recommended by Employee and approved by the Board.  The Board of Directors, in its sole discretion, shall determine the allocation of Bonus Pool funds among the eligible participants; provided, however, that the entire balance of the Bonus Pool shall be allocated each year.  The portion of the Bonus Pool payable to Employee with respect to any fiscal year (net of any tax or other amount properly withheld therefrom) shall be paid by the Company within 2½ months days after the end of the Company’s fiscal year.  The amount payable pursuant to this Section 2.2 for any fiscal year during which the Term expires or this Agreement is terminated shall be prorated and payable only with respect to the portion of the fiscal year during which Employee was employed by the Company.  No amount shall be payable pursuant to this Section 2.2 with respect to any fiscal year during which Employee’s employment is terminated by the Company for Cause, or by Employee as a result of his voluntary resignation.

2.3         Stock Options.

 (a)  On or after the Original Effective Date, Employee received a grant of options to purchase 500,000 shares of the Company’s common stock (the “Options”), at an exercise price per share equal to the fair market value of the Company’s common stock as of the date of grant.

 (b)  The Options were granted pursuant to a stock option agreement between the Company and Employee (the “Stock Option Agreement”) which contained terms and conditions consistent with those applicable to stock options previously granted under the Streicher Mobile Fueling, Inc. Stock Option Plan; provided, however, that the Options: (i) have a term expiring on the tenth anniversary of the date of grant (the “Option Expiration Date”); (ii) subject to termination of the Options prior to vesting as provided in clause (iii) below, the Options vested and became exercisable (A) to the extent of 33.33% of the Options, on the Original Effective Date, (B) with respect to an additional 33.33% of the Options, on October 25, 2002, and (C) with respect to the remaining 33.34% of the Options, on October 25, 2003; (iii) to the extent not exercised pursuant to their terms, the Options will terminate upon the earlier to occur of: (A) twelve (12) months after the termination of Employee’s employment hereunder pursuant to Section 4.2 by reason of Employee’s disability, or pursuant to Section 4.3 by reason of his death, or following expiration of the Term (including any extensions thereto or renewals thereof) or such other date as Employee ceases to render services to the Company pursuant to an employment contract or other agreement with the Company (other than by reason of termination of Employee for Cause, without Cause or his voluntary resignation), (B) eighteen (18) months after the termination of Employee’s employment hereunder pursuant to Section 4.4 by the Company without Cause, (C) ninety (90) days after the date Employee’s employment hereunder is terminated by Employee pursuant to Section 4.5, (D) immediately on the date Employee’s employment hereunder is terminated by the Company for Cause pursuant to Section 4.1, and (E) the Option Expiration Date; (iv) are incentive stock options to the extent allowed by applicable tax rules and regulations; and (v) shall become fully vested and exercisable upon a “change of control” of the Company (consistent with the provisions of the Stock Option Plan).  The Stock Option Agreement provides that Employee cannot sell, transfer or otherwise dispose of any shares of the Company’s common stock issued upon the exercise of any of the Options prior to October 26, 2001.

3.           Expense Reimbursement and Other Benefits.

3.1         Expense Reimbursement.  During the Term, the Company, in accordance with expense reimbursement policies and procedures in effect for the Company’s employees from time to time, shall reimburse Employee for all documented reasonable expenses actually paid or incurred by Employee in the course of and pursuant to the business of the Company.  The Company shall provide Employee with (a) an auto allowance of $12,000 per annum, which shall be earned and paid monthly throughout the Term (the “Auto Allowance”), and (b) a membership in the Hillsboro Club (at a cost of approximately $2,300 per annum as of the Effective Date) for purposes of business entertainment (the “Membership”).  In addition, the Company shall reimburse Employee for all documented reasonable expenses actually paid or incurred by Employee for continuing legal education seminars or other activities required for Employee to maintain his license to practice law.

3.2         Other Benefits.  During the Term and during the period of time that Severance Payments are to be made to Employee hereunder, the Company shall make available to Employee such benefits and perquisites as are generally provided by the Company to its senior management (subject to eligibility), including but not limited to participation in any group life, medical, health, dental, disability or accident insurance, pension plan (collectively, the “Insurance”), 401(k) savings and investment plan, profit-sharing plan, employee stock purchase plan, incentive compensation plan (collectively, the “Retirement Plans”), and any other similar benefit plan or policy which may presently be in effect or which may hereafter be adopted by the Company for the benefit of its senior management or its employees generally (the “Other Benefits), in each case subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement; provided, however, that the Company shall waive any existing eligibility requirements for participation in such plans or arrangements to the extent allowed by the applicable rules and regulations governing the same.

3.3         Vacation.  During the Term, Employee shall be entitled to paid vacation in accordance with the policies, programs and practices of the Company generally applicable to its senior management; provided, however, that Employee shall be entitled to not less that three weeks of paid vacation per contract year during the Term.

3.4         Relocation Expenses.  The Company reimbursed Employee for all documented reasonable and customary expenses actually paid or incurred by Employee in connection with his relocation to the Fort Lauderdale, Florida area, including temporary housing and living expenses and expenses incurred to move the personal belongings of Employee and his family.  If an to the extent that Employee suffers any increase in federal income taxes as a result of the Company’s relocation expense reimbursement pursuant to this Section 3.4, the Company will pay Employee an additional amount so that, on a net after-tax basis, Employee receives the same amount of expense reimbursement payable hereunder as he would have absent such taxes.

4.           Termination.

4.1         Termination for Cause.  Notwithstanding anything contained to the contrary in this Agreement, this Agreement and Employee’s employment hereunder may be terminated by the Company for Cause.  As used in this Agreement, “Cause” shall mean (i)  subject to the following sentences, any action or omission of Employee which constitutes (A) a breach of any of the provisions of Section 6 of this Agreement, (B) a breach by Employee of his fiduciary duties and obligations to the Company, or (C) Employee’s failure or refusal to follow any lawful directive of the Board, in each case which act or omission is not cured (if capable of being cured) within ten (10) days after written notice of same from the Company to Employee, or (ii) conduct constituting fraud, embezzlement, misappropriation or gross dishonesty by Employee in connection with the performance of his duties under this Agreement, or a conviction of Employee of, a felony (other than a traffic violation) or, if it shall damage or bring into disrepute the business, reputation or goodwill of the Company or impair Employee's ability to perform his duties with the Company, any crime involving moral turpitude.  Employee shall be given a written notice of termination for Cause specifying the details thereof.  Upon any termination pursuant to this Section 4.1, Employee shall only be entitled to his Base Salary through the date of termination, reimbursement for all expenses described in Section 3.1 of this Agreement and incurred prior to the date of termination, and any other compensation and benefits provided in accordance with Section 3.2 hereof through the date of termination or as otherwise required by applicable law. Each payment required to be made to Employee under this Section 4.1 shall be payable on the earlier of (i) the latest date prescribed by law for such payment of wages to a terminated employee, if such law is applicable to a payment, (ii) the first normal payroll date of the Company following termination, to the extent such payment is computed by reference to Base Salary or would otherwise have been paid according to the Company payroll policies then in effect, (iii) at the time the payment would have been made according to the Company policy then in effect, and (iii) March 15 of the first year following the year in which termination occurs.  Upon making such payments, the Company shall have no further liability hereunder.

4.2         Disability.  Notwithstanding anything contained in this Agreement to the contrary, the Company, by written notice to Employee, shall at all times have the right to terminate this Agreement and Employee’s employment hereunder if Employee shall, as the result of mental or physical incapacity, illness or disability, fail or be unable to perform his duties and responsibilities provided for herein in all material respects for a period of more than sixty (60) consecutive days in any 12-month period.  Upon any termination pursuant to this Section 4.2, (i) within thirty (30) days after the date of termination, the Company shall pay Employee any unpaid amounts of his Base Salary accrued prior to the date of termination and shall reimburse Employee for all expenses described in Section 3.1 of this Agreement and incurred prior to the date of termination, and (ii) in lieu of any further Base Salary, incentive compensation or other benefits or payments to Employee for periods subsequent to the date of termination the Company shall pay to Employee the Severance Payments and Severance Benefits specified in Section 5.1.  Upon making such payments and providing such benefits, the Company shall have no further liability hereunder; provided, however, that Employee shall be entitled to receive any amounts then payable pursuant to any employee benefit plan, life insurance policy or other plan, program or policy then maintained or provided by the Company to Employee in accordance with Section 3.2 hereof and under the terms thereof.

4.3         Death.  In the event of the death of Employee during the term of his employment hereunder, this Agreement shall terminate on the date of Employee’s death.  Upon any termination pursuant to this Section 4.3, (i) within thirty (30) days after the date of termination, the Company shall pay to the estate of Employee any unpaid amounts of his Base Salary accrued prior to the date of termination and reimbursement for all expenses described in Section 3.1 of this Agreement and incurred by Employee prior to his death, and (ii) in lieu of any further Base Salary, incentive compensation or other benefits or payments to the estate of Employee for periods subsequent to the date of termination the Company shall pay to the estate of Employee the Severance Payments specified in Section 5.1.  Upon making such payments, the Company shall have no further liability hereunder; provided, that Employee’s spouse, beneficiaries or estate, as the case may be, shall be entitled to receive any amounts then payable pursuant to any employee benefit plan, life insurance policy or other plan, program or policy then maintained or provided by the Company to Employee in accordance with Section 3.2 hereof and under the terms thereof.

4.4         Termination Without Cause.  At any time the Company shall have the right to terminate this Agreement and Employee’s employment hereunder by written notice to Employee (a “Termination without Cause”).  Upon a Termination Without Cause or a Voluntary Termination for Good Reason, (i) within thirty (30) days after the date of termination, the Company shall pay Employee any unpaid amounts of his Base Salary accrued prior to the date of termination and shall reimburse Employee for all expenses described in Section 3.1 of this Agreement and incurred prior to the date of termination, and (ii) in lieu of any further Base Salary, incentive compensation or other benefits or payments to Employee for periods subsequent to the date of termination the Company shall pay to Employee the Severance Payments and Severance Benefits specified in Section 5.1. The amount of any payment (including Severance Payments) provided for in this Section 4.4 will not be reduced by any compensation Employee earns as the result of employment by another employer or business during the period the Company is obligated to make payments hereunder.  Upon making such payments and providing such benefits, the Company shall have no further liability hereunder; provided, that Employee shall be entitled to receive any amounts then payable pursuant to any employee benefit plan, life insurance policy or other plan, program or policy then maintained or provided by the Company to Employee in accordance with Section 3.2 and under the terms thereof.  A notice of non-renewal of this Agreement by the Company pursuant to Section 1.1 hereof shall be deemed to be a Termination without Cause pursuant to this Section 4.4.

4.5         Voluntary Resignation.  Employee may, upon not less than thirty (30) days’ written notice to the Company, resign and terminate his employment hereunder (a “Voluntary Termination without Good Reason”).  In the event of a Voluntary Termination without Good Reason, he shall be entitled to receive only such payment(s) as he would have received had he been terminated pursuant to Section 4.1 hereof.  Employee shall give the Company not less than thirty (30) days prior written notice of a Voluntary Termination without Good Reason.

4.6         Voluntary Termination for Good Reason.  A “Voluntary Termination for Good Reason” will be deemed to have occurred if during the period of this Agreement Employee terminates his employment hereunder due to one or more of the following conditions arising without the consent of Employee:

(a)	A material diminution in the authority, duties, or responsibilities of Employee or of the budget over which Employee retains authority;

(b)	A material reduction by the Company in Employee’s base salary;

(c)	A change in Employee’s reporting relationship such that the Officer no longer reports to a board of directors (or similar body);

(c)	A relocation of the Company’s principal offices to a location more than 50 miles from the current location of the Company’s principal office; and,

(d)
Any other action or inaction of the Company that constitutes a material breach by the Company of any provision of this Agreement or any other agreement under which Employee provides services to the Company.

Notwithstanding anything to the contrary in this Agreement, no Voluntary Termination for Good Reason shall occur unless (i) Employee has given notice to the Company of the existence of a condition described in this Section 4.6 within ninety (90) days of the initial existence of such condition and such condition has not been remedied by the Company within thirty (30) days and (ii) Employee terminates his employment with the Company within two years of the initial occurrence of the condition giving rise to such Voluntary Termination for Good Reason.

5.           Severance Payments and Benefits.

5.1         Amount of Benefit.  Upon any termination of this Agreement pursuant to Section 4.2, 4.3, 4.4 or 4.6, the Company shall continue to pay Employee, subject to Section 5.3, or shall pay his estate, in the event of his death, in installments equal to the amounts of his Base Salary (at the rate in effect at the date of termination) that would have been paid to Employee had this Agreement and his employment hereunder not been terminated for the following periods:  (i) if this Agreement is terminated pursuant to Section 4.2 or 4.3, for a period of six (6) months following the date of termination; and (ii) if this Agreement is terminated pursuant to Section 4.4 or 4.6, until eighteen (18) months following the date of termination (the “Severance Payments”).  During any period of time that the Company is obligated to make Severance Payments to Employee pursuant to this Agreement, the Company shall also provide Other Employee Benefits (or the value of any such Other Employee Benefits which cannot be provided to a non-employee), with no reductions from those provided before such termination (the “Severance Benefits”).  For the purposes of this Section 5.1, “Other Employee Benefits” are the Auto Allowance, the Insurance, the Membership and the Other Benefits.  No expenses with respect to Severance Benefits may be incurred or in-kind Severance Benefits provided to Employee after the last day of the second year following the year in which termination of this Agreement occurs, and any amounts payable with respect to Severance Benefits must be paid no later than end of the third year following the year in which the termination of this Agreement occurs.  If during the Noncompete Period (as defined in Section 6.3) Employee engages in conduct or activities that constitute a breach of the provisions of Section 6.1, 6.2 or 6.3, then the Company’s obligation to pay Employee (or his estate) any further Severance Payments shall cease and the Company shall have no further liability for Severance Payments hereunder; provided, that the Company shall provide Employee not less than thirty (30) days prior written notice of its intention to discontinue Severance Payments; provided, further, that if Employee in good faith disputes whether he has breached the provisions of Section 6.1, 6.2 or 6.3 and so notifies the Company in writing within ten (10) days of receiving such notice, then the Company shall continue to make the Severance Payments until such time as the dispute is resolved but may, at its option, make such payments to an escrow account established for such purpose (or if litigation has commenced with regard to such dispute, to deposit such payments with the clerk of the court having jurisdiction of the dispute).

5.2         Lump Sum Payment.  At the Company’s option, and subject to Section 5.3, the Severance Payments (or any remaining installments thereof) may be discharged in full by delivering to Employee (or the estate of Employee) a lump sum payment by bank or cashiers cashier's check in an amount equal to the present value of the flow of cash payments (or remaining installments thereof) that would otherwise be paid to Employee pursuant to Section 5.1.  Such present value shall be determined as of the date of delivery of the lump sum payment by the Company and shall be based on a discount rate equal to the interest rate of 90 day U.S. Treasury bills, as reported in The Wall Street Journal (or similar publication), on the third business day prior to the delivery of the lump sum payment.  The Company has no corresponding right to make a lump sum payment in lieu of providing Severance Benefits and, in the event of a lump sum payment terminating the Company’s obligation to make Severance Payments, the Company’s obligation to provide Employee with Severance Benefits will continue for the period Severance Payments would have been made in the absence of such lump sum payment.

5.3         American Jobs Creation Act Provisions.  It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Accordingly, to the extent such potential payments or benefits could become subject to Section 409A of the Code, the Parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax being imposed.  Notwithstanding anything in this Agreement to the contrary, the following provisions related to payments treated as deferred compensation under Section 409A of the Code, shall apply:

(a)
If (i) Employee is a “specified person” on the date of Employee’s “separation from service” within the meaning of Sections 409A(a)(2)(A)(i) and 409A(a)(2)(B)(ii) of the Code, and (ii) as a result of such separation from service Employee would receive any payment that, absent the application of this paragraph, would be subject to the interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be made prior to the date that is the earliest of: (i) 6 months after Employee’s separation from service and (ii) Employee’s date of death.

(b)	Any payments that are delayed pursuant to Section 5.3(a) shall be paid on the earliest of the two dates described therein.

(c)
Sections 5.3(a) and (b) shall not apply to any Severance Payment or Other Employee Benefit if and to the maximum extent that that such payment would be a “short-term deferral” (as defined in Treasury Regulation Section 1.409A-1(b)(4)) or a payment under a separation pay plan following an “involuntary separation from service” (as defined in Treasury Regulation Section 1.409A-1(n)) that does not provide for a deferral of compensation by reason of the application of Treasury Regulation Section 1.409A-1(b)(9)(iii).  For the avoidance of doubt, the parties agree that this Section 5.3(c) shall be interpreted so that Employee will receive Severance Payments and Other Employee Benefits during the six month period specified in Section 5.2(a) to the maximum amount permitted by Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii).

(d)
In the event it shall be determined that any payment by the Company to or for the benefit of Employee (whether paid or payable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5.3) (a “Payment”) would be subject to the tax imposed by Section 409A of the Code or any interest or penalties are incurred by Employee with respect to such tax (such tax, together with any such interest and penalties, are hereinafter collectively referred to as the “409A Tax”), then Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that the remaining balance of the Gross-Up Payment after reduction for the amount of all taxes imposed upon the Gross-Up Payment (including any state and federal income taxes and 409A Tax imposed with respect to such taxes), is equal to the 409A Tax imposed upon the Payment.  Any Gross-Up Payment due Employee shall be paid no later than the end of Employee’s taxable year following the taxable year of Employee in which Employee remits the related 409A Tax to the appropriate taxing authority.

(e)
If a payment that could be made under this Agreement would be subject to additional taxes and interest under Section 409A of the Code, the Company in its sole discretion may accelerate some or all of a payment otherwise payable under the Agreement to the time at which such amount is includable in the income of Employee, provided that such acceleration shall only be permitted to the extent permitted under Treasury Regulation Section 1.409A-3(j)(vii) and the amount of such acceleration does not exceed the amount permitted under Treasury Regulation Section 1.409A-3(j)(vii).

(f)
No payment to be made under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation Section 1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A of the Code.

(g)	A payment described in Section 5.2 of this Agreement shall be made only if such payment will not be subject to additional taxes and interest under Section 409A of the Code.

(h)	No termination of Employee’s employment shall be deemed to have occurred unless Employee “separates from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

(i)
Each installment payment of Severance Benefits and each periodic payment of any Other Employee Benefits shall be a separate payment to the maximum extent permitted by Section 409A of the Code and the Treasury Regulations promulgated thereunder.

5.4  Taxes.  All payments made under this Agreement shall be subject to withholding of payroll, withholding and other taxes as required by federal, state, or local law.

6.           Restrictive Covenants.

6.1         Nondisclosure.  (a)  Employee agrees that he shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company.  Any Confidential Information or data now or hereafter acquired by Employee with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers and marketing and promotion of the Company's services) shall be deemed a valuable, special and unique asset of the Company that is received by Employee in confidence and as a fiduciary, and Employee shall remain a fiduciary to the Company with respect to all of such information.  For purposes of this Agreement, “Confidential Information” means information disclosed to Employee or known by Employee as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by Employee), and not generally known or available, about the Company or its business.  Notwithstanding the foregoing, nothing herein shall be deemed to restrict Employee from disclosing Confidential Information to the extent required by law.

(b)         Employee agrees to (i) return to the Company upon request, and in any event, at the time of termination of employment for whatever reason, all documents, equipment, notes, records, computer disks and tapes and other tangible items in his possession or under his control which belong to the Company or any of its affiliates or which contain or refer to any Confidential Information relating to the Company or any of its affiliates and (ii) if so requested by the Company, delete all Confidential Information relating to the Company or any of its affiliates from any computer disks, tapes or other re-usable material in his possession or under his control which contain or refer to any Confidential Information relating to the Company or any of its affiliates.

6.2         Nonsolicitation of Employees.  While employed by the Company and for a period of twelve (12) months after the first payment of Severance Payments is made hereunder, Employee shall not directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee (i) has not been employed by the Company for a period of more than twelve (12) months or (ii) was an individual with whom Employee was a co-worker of or otherwise associated with prior to being employed by the Company.

6.3         Noncompetition.  While employed by the Company and for a period of twelve (12) months after the first payment of Severance Payments is made hereunder (the “Noncompete Period”), unless otherwise waived in writing by the Company (such waiver to be in the Company’s sole and absolute discretion), Employee shall not, directly or indirectly, engage in, operate, manage, have any investment or interest or otherwise participate in any manner (whether as employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) in any sole proprietorship, partnership, corporation or business or any other person or entity (each, a “Competitor”) that engages, directly, or indirectly in a Competing Business; provided, that (A) Employee may continue to hold securities of the Company and/or acquire, solely as an investment, shares of capital stock or other equity securities of any Competitor which are publicly traded, so long as Employee does not control, acquire a controlling interest in, or become a member of a group which exercises direct or indirect control of, more than five percent (5%) of any class of equity securities of such Competitor; and (B) Employee may be employed by or consult with a Competitor whose primary business is not a Competing Business, so long as Employee does not have direct and day-to-day supervisory responsibilities with respect to its Competing Business.  For purposes of this Agreement, the term “Competing Business” means mobile fleet fueling.

6.4         Injunction.  It is recognized and hereby acknowledged by the parties hereto that a breach by Employee of any of the covenants contained in Section 6.1, 6.2 or 6.3 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain.  As a result, Employee recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 6 of this Agreement by Employee or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

7.         Entire Agreement; No Conflicts With Existing Arrangements.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement and this Agreement contains the entire agreement, and supersedes any other agreement or understanding, between the Company and Employee relating to Employee’s employment and any compensation or benefits in respect thereof.  Employee represents and warrants to the Company that he has reviewed any existing employment or non-competition covenants with his prior employer, and that his employment by the Company hereunder does not and will not conflict with or constitute a breach or default under any of the terms or provisions thereof.

8.         Notices:  All notices and other communications required or permitted under this Agreement shall be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service.  Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

If to the Company:	200 West Cypress Creek Road, Suite 400
Ft. Lauderdale, Florida 33309
Attention: Board of Directors
Facsimile: 954-308-4210

If to Employee:	700 N.E. 28th Avenue
Pompano Beach, FL 33062
Facsimile: (954) 786-9701

9.           Successors and Assigns.

(a)   This Agreement is personal to Employee and without the prior written consent of the Company shall not be assignable by Employee otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.

(b)   This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

10.         Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.  If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

11.         Waivers.  The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

12.         Resolution of Disputes; Damages.  (a) With the exception of proceedings for equitable relief brought pursuant to Section 6.4 of this Agreement or otherwise, any disputes arising under or in connection with this Agreement, including, without limitation, any assertion by any party hereto that the other party has breached any provision of this Agreement, shall be resolved by arbitration, to be held in Ft. Lauderdale, Florida, in accordance with the then current rules and procedures of the American Arbitration Association.  All costs, fees and expenses, excluding attorney fees incurred by Employee, of any arbitration in connection with this Agreement, which arbitration results in any final decision of the arbitrator(s) requiring the Company to make a payment to Employee, shall be borne by, and be the obligation of, the Company.  Conversely, should the arbitration result in a final decision of the arbitrator(s) in favor of the Company and not require the Company to make payment to Employee, then Employee, in addition to all other costs, fees and expenses, including attorney fees incurred by Employee in connection with such arbitration proceedings, shall also be required to reimburse the Company for all costs, fees and expenses, excluding attorney fees incurred by the Company in such proceedings.  The obligation of the Company and Employee under this Section 12 shall survive the termination for any reason of the Term (whether such termination is by the Company, by Employee or upon the expiration of the Term).  Pending the outcome or resolution of any arbitration commenced or brought in good faith by Employee, the Company shall continue payment and provision of the Base Salary and other compensation and the benefits provided for Employee in this Agreement.

(b)         Nothing contained herein shall be construed to prevent the Company or Employee from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement, except that the payment required to be made by the Company to Employee pursuant to Section 4.4 shall be Employee’s exclusive remedy for any termination of this Agreement pursuant to such section.

13.         No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of Employee, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement.

14.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflict of laws.

15.         Counterparts.  This Agreement may be executed in one or more counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the undersigned have executed this Third Amended and Restated Employment Agreement as of the Effective Date.

COMPANY:

SMF ENERGY CORPORATION.

By:	/s/ Michael S. Shore
Michael S. Shore, Chief Financial Officer

EMPLOYEE:

/s/ Richard E. Gathright
Richard E. Gathright